EXHIBIT 10.19

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 25th day of March, 2001, by and between St. Jude Medical, Inc., a Minnesota corporation with its principal place of business at Lillihei Plaza, Little Canada, Minnesota (the "Company"), and Terry L. Shepherd, an individual residing at 1370 Meadow Avenue, Shoreview, Minnesota (the "Executive") and amends and restates the EMPLOYMENT AGREEMENT dated May 5, 1999 between the Company and Executive.

                                    RECITALS

         Prior to the original EMPLOYMENT AGREEMENT Executive was employed by the Company in the capacity of President, Heart Valve Division. The Company desires to continue the employ the Executive, due to his certain unique skills, talents, contacts, judgment and knowledge of the Company's business, strategies, ethics and objectives and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Term of Employment. The Term of this Agreement shall commence on the date hereof and, subject to the further provisions of this Agreement, shall end on the 4th day of May, 2004.

         2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer of the Company or in such other position as the Company's Board of Directors (the "Board") may determine from time to time. The Executive shall be subject to the supervision of, shall report directly to, and shall have such authority as is delegated to him by, the Board of Directors.

            The Executive shall be responsible for all operations of the Company and all administrative functions, including strategic planning, annual profit planning, diversification (M&A), public relations and investor relations. The following functions and units shall report to the Executive: CRMD, Heart Valve Division, International, Administration, Legal, Finance, Corporate Communications, Business Development and Information Systems. Executive shall, if appointed or elected to the Company's Board of Directors, serve as a member at no additional compensation.

            The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company (and its affiliates as required by the Company's investments and the Executive's positions therein) during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

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         3. Compensation and Benefits.

            a. Salary. The Company shall pay the Executive an annual base salary of $500,000.00 for the one-year period commencing on the Commencement Date in the same intervals as other exempt employers. Such salary shall be subject to annual increases thereafter as determined by the Board, in its sole discretion.

            b. Bonus. The Executive's target bonus under the MICP shall be 100% of base salary (and shall be prorated for 1999).

            c. Perk Package. The Executive shall be eligible for the Company's executive perk package at the level of $26,000.

            d. Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its Executives, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.

            e. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information in accordance with standard company policies.

            f. Stock Options. Under separate agreement, the Executive is being granted a non-qualified stock option to purchase 200,000 shares of stock, vesting at the rate of 20% per year for five years and another non-qualified stock option to purchase 200,000 shares which will vest based upon performance criteria.

         4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

            a. Expiration of the Employment Period in accordance with Section 1;

            b. At the election of the Company, for "Cause", immediately upon written notice by the Company to the Executive. "Cause" for such termination shall include, but not limited to, the following:

               i. Dishonesty of the Executive with respect to the Company;

               ii. Willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business or business relationships of the Company or its respective officers, directors or Executives;

               iii. Upon a charge by a governmental entity against the Executive of any crime involving moral turpitude which is demonstrably and materially injurious to the


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Company or upon the filing of any civil action involving a charge of embezzlement, theft, fraud or other similar act which is demonstrably and materially injurious to the Company;

               iv. Willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected upon ten (10) days prior written notice; or

               v. Breach by the Executive of any of the covenants contained in this Agreement.

            c. Immediately upon the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360 day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician to the Company.

            d. At the election of the Company or the Executive, with or without cause upon 90 days written notice by one party to the other.

         5. Effect of Termination.

            a. Termination for Cause or at Election of Either Party. In the event the Executive's employment is terminated at the election of the Company pursuant to Section 4(d), the Company shall immediately pay to the Executive an amount equal to the two times the Executive's then current salary and two times the Executive's then current target bonus.

            b. Termination for Death or Disability. If the Executive's employment is terminated by death or because of disability pursuant to Section 4(c), the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

            c. Terminate for Cause or Voluntary. In the event a termination for cause pursuant to Section 4(b) or by the voluntary resignation of Executive pursuant to Section 4(d), then no further compensation other than that already accrued shall be due to Executive under this Agreement.

            d. In the event Executive is entitled to, and actually receives the full compensation he is entitled to, under the separate SEVERANCE AGREEMENT dated the same date as this Agreement, then, notwithstanding the previous subsections of Section 5, the Company shall have no additional obligation to make a payment to Executive under Section 5 of this Agreement.

         6. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at


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the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

         7. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         9. Other Agreements. This Agreement is intended to supplement and not replace the following other agreements between the Executive and the Company:
Non-Disclosure and Non-Competition Agreement, Indemnification Agreement, Severance Agreement (Change of Control), all previous stock option grants, 2001 MICP and other employment benefits arising from Executive's prior employment with the Company.

         10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

         11. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to that State's conflict of laws provisions.

         12. Choice of Venue. All actions or proceedings with respect to this Agreement shall be instituted only in any state or federal court sitting in Ramsey County, Minnesota, and by execution and delivery of this Agreement, the parties irrevocably and unconditionally subject to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waive: (a) any objection that the parties might now or hereafter have to the venue of any of such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

         14. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any once occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         15. Captions and Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.


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         16. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         17. Counterparts. This Agreement may be executed in a number of counterparts and all of such counterparts executed by the Company or the Executive, shall constitute one and the same agreement, and it shall not be necessary for all parties to execute the same counterpart hereof.

         18. Facsimile Signatures. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

         19. Incorporation by Reference. The preamble and recitals to this Agreement are hereby incorporated by reference and made a part hereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                           ST. JUDE MEDICAL, INC.,
                                           A MINNESOTA CORPORATION

                                           /s/ FRIEDA J. VALK
                                           ------------------------------
                                           Name:  Frieda J. Valk
                                           Title: Vice President, Administration


                                           EXECUTIVE:

                                           /s/ TERRY L. SHEPHERD
                                           ------------------------------
                                           Name:  Terry L. Shepherd
                                           Title: Chairman/CEO

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